Exhibit 10.1

CRIIMI MAE Inc.

11200 Rockville Pike, Suite 400

Rockville, MD 20852

August 26, 2003

David B. Iannarone

15600 Copperfield Road

Darnestown, MD 20874

Re:          Termination of Employment Agreement Letter

Dear Mr. Iannarone:

Effective as of August 25, 2003, CRIIMI MAE Inc. (“CRIIMI”) and CRIIMI MAE Management, Inc. (“Management” and collectively with CRIIMI, the “Company”) and you agree that any and all previous employment, severance, service or similar agreements between CRIIMI and/or Management and you (whether written or oral) including, without limitation, your Employment Agreement, dated July 25, 2001, as amended, between CRIIMI and you (the “Employment Agreement”) shall be terminated and cease to have any effect, including without limitation, Section 6.5 of the Employment Agreement, notwithstanding any survival clauses therein.  You acknowledge and agree that this letter agreement (the “Agreement”)  provides adequate consideration for the termination of your Employment Agreement and this Agreement is the only document which sets forth your rights in consideration of such termination of the Employment Agreement. As consideration for the termination of the Employment Agreement and for other good consideration, including, without limitation, the Company agreeing to enter into the Offer Letter, between the CRIIMI MAE Inc., CRIIMI MAE Management, Inc. and you, dated as of August 26, 2003, the receipt and satisfaction of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       You are due and owed by the Company the amount of $1,110,442, and the Company shall pay you such amount, less applicable withholding taxes, no later than the close of business on August 29, 2003.

2.                                       The rights to exercise options to purchase option shares in accordance with the vesting schedule set forth in the Incentive Stock Option Agreement dated November 16, 2001, the Nonqualified Stock Option Agreement dated June 5, 2002, and the Incentive Stock Option Agreement dated June 5, 2002 shall not be affected by termination of employment for whatever reason; provided, that, as a matter of law, any options which are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) which are exercised following the 90th day after your termination of employment will cease to qualify as incentive stock options and will become non-qualified stock options.

3.                                       You shall have the right until September 15, 2003 to purchase the automobile currently being provided to you by the Company at 90% of such automobile’s fair market value as reasonably determined by the parties hereto.

4.                                       Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of their subsidiaries to or for the benefit of  you, whether paid or payable, pursuant to the terms of this Agreement (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or similar section or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

5.                                       If, with respect to any alleged failure by the Company or any of their subsidiaries to comply with any of the terms of this Agreement, you hire legal counsel with respect to this Agreement or institute any negotiations or institute or respond to legal action to assert or defend the validity of, enforce your rights under, or recover damages for breach of this Agreement and thereafter the Company or any of their subsidiaries is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then the Company shall indemnify you for your actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to you equal such fees and disbursements.

6.                                       The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable nevertheless shall be binding and enforceable.

7.                                       The rights and obligations of the Company, and it subsidiaries and affiliates under this Agreement shall inure to the benefit or, and shall be binding on, the Company and its subsidiaries and affiliates, and their respective successors and assigns.

8.                                       The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violations thereof, not prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

9.                                       This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and it may not be modified or terminated orally.  No modification or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

10.                                 This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland, without reference to provisions that refer a matter to the law of any other jurisdiction.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Montgomery County, Maryland in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear costs of its own experts and counsel’s fees.

11.                                 All payments and benefits required to be made by the Company hereunder to you shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

12.                                 The parties acknowledge and agree that this Agreement was jointly drafted by the Company on the one side and by you on the other side and in the case of any ambiguity contained in this Agreement, such ambiguity shall not be interpreted against the drafter.  YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND YOU HAVE VOLUNTARILY AGREED TO THESE TERMS WITHOUT COERCION OR UNDUE PERSUASION BY THE COMPANY OR ANY OFFICER, DIRECTOR OR OTHER AGENT THEREOF AND THAT YOU HAVE BEEN ENCOURAGED BY THE COMPANY TO SEEK, AND HAVE SOUGHT AND RECEIVED, AT YOUR OWN EXPENSE, COMPETENT LEGAL COUNSEL IN YOUR REVIEW AND CONSIDERATION OF THIS AGREEMENT AND ITS TERMS.

13.                                 In consideration of the Company’s agreement to enter into this Agreement and pay the amounts contemplated hereunder, you agree to the limited release of the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates divisions, successors and assigns and their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents (the “Released Parties”) from all claims, liabilities, and causes of action which you had, now have or may have against the Released Parties related to your employment prior to the date hereof and arising under: (i) any claim, tort or cause of action for wrongful or unlawful discharge or demotion, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, defamation, unlawful effort to prevent employment, discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The National Labor Relations Act, as amended; (iv) The Civil Rights Act of 1991; (v) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans With Disabilities Act of 1990, as amended; (viii) The Age Discrimination in Employment Act of 1967, as amended; (iv) The Occupational Safety and Health Act, as amended; (x) The Family and Medical Leave Act of 1993; (xi) Maryland Occupational Health and Safety Laws; (xii) Maryland Fair Employment Practice Act; (xiii) Montgomery County Discrimination Laws and (xiv) any claim relating to your Employment Agreement or the termination thereof.   This release shall not include any claim arising under any national, state or local statute, law, or ordinance other than those herein delineated, and shall specifically exclude any claims, liabilities, causes of action or attorneys’ fees arising from the Company’s obligations under this Agreement, your rights to accrued benefits under the Employee Retirement Income Security Act of 1974, as amended, and your rights to receive all insurance, including indemnification and defense rights and benefits you are eligible to receive from the Company. This limited release is solely for the benefit of the Released Parties and shall in no way release any rights or benefits to which you may be entitled from any other entity or person.

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The Company and you have executed this Agreement, intending to be bound legally as of August 26, 2003.

COMPANY

CRIIMI MAE Inc.
A Maryland Corporation

By:	/s/ Barry Blattman
Name:	Barry Blattman
Its:	Chairman, President and CEO

AND

CRIIMI MAE Management, Inc.
A Maryland Corporation

By:	/s/ Barry Blattman
Name:	Barry Blattman
Its:	Chairman, President and CEO

/s/ David B. Iannarone
David B. Iannarone